Exhibit 99.1
WVT Announces Director Resignations
(Warwick, NY, March 1, 2006) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that on February 27, 2006, the following directors of the Company had resigned: Rafael Collado, Joseph E. DeLuca, MD, and Fred M. Knipp. Mr. DeLuca served on the Audit Committee and on the Governance and Nominating Committee. Mr. Knipp served as chairman of the Governance and Nominating Committee and the recently established Strategic Options Evaluation Committee. All three resigned for personal reasons. As a result of these resignations, the Company is considering, among other things, replacing all three Directors with new candidates for election at the upcoming Annual Meeting of Shareholders, or, as an alternative, amending its By-Laws to eliminate the classification of its Board into three classes and reduce the number of Board members. Such an amendment, if that were the alternative presented to the shareholders, would require the affirmative vote of 70% of the Company’s Common Shares.
Wisner Buckbee, Chairman of the Board, stated: “We all express our deep appreciation for the years of dedicated service provided to the Company by all three directors, especially Fred Knipp, who has devoted a substantial part of his life to the Company in various capacities. We understand how time-consuming and challenging work on the board of a public company can be.”

Contact:	Warwick Valley Telephone Co.
Herbert Gareiss, Jr.
President & CEO
(845) 986-8080